EXHIBIT 21

STAR MOUNTAIN RESOURCES, INC.

 Subsidiaries

Name	Jurisdiction of Incorporation or Organization
Bolcán Mining Corporation	Nevada
Balmat Holding Corporation	Delaware
Northern Zinc, LLC	Nevada
St. Lawrence Zinc Company, LLC	Delaware